Exhibit 99.2

Antero Resources Announces Closing of Oklahoma Midstream Sale

Denver, Colorado, November 8, 2010—Antero Resources today announced that it has closed the previously announced sale of its midstream assets, located in the Woodford Shale area of the Arkoma Basin, to Cardinal Midstream, LLC (“Cardinal”) for $270 million, after giving effect to working capital adjustments.  The sale to Cardinal included a 60% membership interest in Centrahoma Processing LLC, which is a joint venture with MarkWest Energy Partners, L.P. that operates two cryogenic processing plants in the Arkoma Basin with 100 MMcfd of natural gas processing capacity.  In addition, Antero sold to Cardinal approximately 50 miles of gathering pipeline and an amine treating plant with 42 MMcfd of capacity.

Following the midstream closing and application of proceeds to the repayment of bank debt, Antero has $532 million of available and undrawn borrowing capacity under its new bank credit facility and $49 million of cash on hand resulting in total liquidity of $581 million.

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Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Arkoma Basin in Oklahoma and the Piceance Basin in Colorado.  Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

For more information, contact Chad Green, Finance Manager, at (303) 357-7339 or cgreen@anteroresources.com.